                                                                    EXHIBIT 10.1

================================================================================

                      AMENDED AND RESTATED CREDIT AGREEMENT

                          Dated as of February 10, 2006

                                     Between

                                 HearUSA, Inc.,
                                  as Borrower,

                                       and

                       SIEMENS HEARING INSTRUMENTS, INC.,

                                    as Lender

                                   ----------

                                   $26,000,000

                                   ----------

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS..............................     1
   Section 1.01. Defined Terms...........................................     1
   Section 1.02. Computation of Time Periods.............................    11
   Section 1.03. Accounting Terms........................................    11
   Section 1.04. Certain Terms...........................................    11

ARTICLE II  AMOUNTS AND TERMS OF THE LOAN................................    12
   Section 2.01. The Commitments and the Loans...........................    12
   Section 2.02. Making the Loans........................................    12
   Section 2.03. Repayments..............................................    13
   Section 2.04. Optional Prepayments....................................    15
   Section 2.05. Mandatory Prepayment of Loans...........................    16
   Section 2.06. Interest................................................    16
   Section 2.07. Illegality..............................................    17
   Section 2.08. Payments and Computations...............................    17
   Section 2.09. Taxes...................................................    17

ARTICLE III  CONDITIONS OF LENDING.......................................    18
   Section 3.01. Conditions Precedent to the Loans Made on
                 the Closing Date........................................    18
   Section 3.02. Conditions Precedent to the Tranche B Loans and
                 post-Closing Date Tranche C Loans.......................    19
   Section 3.03. Additional Conditions Precedent to Making All Loans.....    19

ARTICLE IV  REPRESENTATIONS AND WARRANTIES...............................    20
   Section 4.01. Corporate Existence; Compliance with Law................    20
   Section 4.02. Corporate Power; Authorization;
                 Enforceable Obligations.................................    21
   Section 4.03. Full Disclosure.........................................    21
   Section 4.04. Financial Matters.......................................    21
   Section 4.05. Litigation..............................................    22
   Section 4.06. Margin Regulation.......................................    22
   Section 4.07. No Default..............................................    23
   Section 4.08. Investment Company Act..................................    23
   Section 4.09. Use of Proceeds.........................................    23
   Section 4.10. Pari Passu Obligations..................................    23
   Section 4.11. Compliance with Agreements..............................    23
   Section 4.12. Acknowledgement of Outstanding Obligations..............    23

ARTICLE V  AFFIRMATIVE COVENANTS.........................................    24
   Section 5.01. Compliance with Laws, Etc...............................    24
   Section 5.02. Conduct of Business.....................................    24
   Section 5.03. Preservation of Corporate Existence, Etc................    24

   Section 5.04. Access..................................................    24
   Section 5.05. Keeping of Books........................................    25
   Section 5.06. Application of Proceeds.................................    25
   Section 5.07. Financial Statements....................................    25
   Section 5.08. Reporting Requirements..................................    26
   Section 5.09. Insurance...............................................    26
   Section 5.10. Payment of Taxes and Claims.............................    26
   Section 5.11. Compliance with Agreements..............................    27
   Section 5.12. Further Documents.......................................    27
   Section 5.13. Repayment of Certain Indebtedness.......................    27
   Section 5.14. Collateral Documents....................................    27

ARTICLE VI  NEGATIVE COVENANTS...........................................    27
   Section 6.01. Liens, Etc..............................................    27
   Section 6.02. Indebtedness............................................    29
   Section 6.03. Mergers, Sale of Assets, Etc............................    30
   Section 6.04. Change in Nature of Business............................    30
   Section 6.05. Modification of Material Agreements.....................    30
   Section 6.06. Cancellation of Indebtedness Owed to the Borrower.......    30
   Section 6.07. Capital Structure.......................................    30
   Section 6.08. Accounting Changes......................................    31
   Section 6.09. OFAC Compliance.........................................    31
   Section 6.10. Investments in Other Persons............................    31

ARTICLE VII  EVENTS OF DEFAULT...........................................    31
   Section 7.01. Events of Default.......................................    31
   Section 7.02. Remedies................................................    33

ARTICLE VIII  MISCELLANEOUS..............................................    33
   Section 8.01. Amendments, Etc.........................................    33
   Section 8.02. Notices.................................................    33
   Section 8.03. No Waiver; Remedies.....................................    34
   Section 8.04. Costs; Expenses; Indemnities............................    34
   Section 8.05. Right of Set-off........................................    35
   Section 8.06. Binding Effect..........................................    36
   Section 8.07. Governing Law...........................................    36
   Section 8.08. Severability............................................    36
   Section 8.09. Submission to Jurisdiction; Service of Process..........    36
   Section 8.10. Waiver of Jury Trial....................................    37
   Section 8.11. Section Titles..........................................    37
   Section 8.12. Execution in Counterparts...............................    37
   Section 8.13. Survival................................................    37
   Section 8.14. Entire Agreement........................................    37

EXHIBITS

Exhibit A-1        Form of Tranche A Note
Exhibit A-2        Form of Tranche B Note
Exhibit A-3        Form of Tranche C Note
Exhibit B          Form of Notice of Borrowing
Exhibit C          Security Agreement

SCHEDULES

Schedule I         Acquisition Procedures and Requirements
Schedule 6.01(k)   Existing Liens
Schedule 6.02(g)   Certain Indebtedness

          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 10, 2006, between HearUSA, Inc. (formerly HEARx, Ltd.), a Delaware corporation (the "Borrower"), and Siemens Hearing Instruments, Inc., a Delaware corporation (the "Lender"),

                                   WITNESSETH:

          WHEREAS, the Borrower and the Lender have been parties to a Credit Agreement dated as of December 7, 2001, and subsequently amended (as amended, the "Original Loan Agreement"), pursuant to which the Lender has made certain loans to the Borrower (the "Original Loans") for the purposes specified in such Original Loan Agreement, and to a Supply Agreement dated as of December 7, 2001, and subsequently amended (as amended, the "Original Supply Agreement") pursuant to which the Borrower and its Affiliates are purchasing hearing aids from Lender and its Affiliates; and

          WHEREAS, the Borrower has requested that Lender modify the terms of the Original Loan Agreement and enter into certain financing arrangements with the Borrower; and

          WHEREAS, the parties now desire to fully amend and restate the Original Loan Agreement by, among other things, reducing the total commitment thereunder to $26 million and consolidating certain tranches; and

          WHEREAS, Borrower and the Lender are desirous of extending their relationship and entering into this Amended and Restated Credit Agreement pursuant to which the Lender will make funds available to the Borrower for such purposes and upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the Borrower and the Lender are also extending their supplier relationship and will be parties to an Amended and Restated Supply Agreement, which will provide for the sale of hearing aids to the Borrower and its Affiliates by the Lender or its Affiliates;

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01. Defined Terms.

          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Acquisition Target" has the meaning specified in Schedule I hereto.

          "Affiliate" means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer or director or general partner of such Person, and each Person who is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" means this Amended and Restated Credit Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "Business Day" means a day of the year on which banks are not required or authorized to close in New York City.

          "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers' acceptances of any lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000, having maturities of one year or less from the date of acquisition, (c) commercial paper of an issuer rated at least "A-1" by Standard & Poors or "P-1" by Moody's, or carrying an equivalent rating by a nationally recognized rating agency if both of Standard and Poors and Moody's cease publishing ratings of investments, (d) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody's; and (e) repurchase obligations of any lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government.

          "Change of Control" means (a) the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Borrower to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (except in connection with a liquidation or dissolution of the Borrower that does not constitute a Change of Control under clause (b) below), (b) the approval by the requisite shareholders of the Borrower of a plan of liquidation or statutory dissolution (which shall not be construed to include a plan of merger or consolidation) of the Borrower, or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Borrower's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Borrower's Board of Directors then in office.

          "Closing Date" means February 10, 2006.

          "Collateral Documents" means the Amended and Restated Security Agreement, and any other document or instrument executed and delivered by a Person granting a Lien on any of its property to secure payment of the Obligations.

          "Commitments" means, collectively, the Tranche A Loan Commitment, the Tranche B Loan Commitment and the Tranche C Loan Commitment.

          "Consolidated Net Income" means, for any period with respect to any specified Person or operations for which financial statements are prepared, the Net Income of such Person or operations and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its shareholders.

          "Current Assets" means, with respect to any Person at any date, the total consolidated current assets of such Person and its Subsidiaries on a consolidated basis at such date, determined in conformity with GAAP.

          "Current Liabilities" means, with respect to any Person at any date, the total consolidated current liabilities of such Person and its Subsidiaries on a consolidated basis at such date, determined in conformity with GAAP.

          "Default" means any event which with the passing of time or the giving of notice or both would become an Event of Default.

          "Dollars" and the sign "$" each mean the lawful money of the United States of America.

          "EBITDA" means, with respect to any Person or operations for which financial statements are prepared, at any time, for the then most recently completed four fiscal quarters of such Person or operations, the sum of the following amounts (without duplication) in respect of such Person and its Subsidiaries or such operations, determined on a consolidated basis in accordance with GAAP:

          (a) Consolidated Net Income for such period;

          (b) all amounts deducted from net revenues in determining such Consolidated Net Income for such period on account of (i) Interest Expense and interest on the Loans and (ii) Taxes payable in respect of income of such Person;

          (c) all charges or deductions for depreciation or amortization for such period to the extent deducted in determining Consolidated Net Income for such period; and

          (d) all non-recurring losses and all losses from investments recorded using the equity method for such period to the extent deducted in determining Consolidated Net Income for such period;

          less the amount of all non-recurring gains and all gains from investments recorded using the equity method for such period to the extent included in determining Consolidated Net Income for such period.

          "Environmental Laws" means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

          "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

          "Event of Default" has the meaning specified in Section 7.01.

          "Excess Cash Flow" means, with respect to any Person or operations for which financial statements are prepared, at any time, for the then most recently completed four fiscal quarters of such Person or operations, the sum of the following amounts (without duplication) in respect of such Person and its Subsidiaries or such operations, determined on a consolidated basis in accordance with GAAP:

          (a) Consolidated Net Income for such period;

          (b) all amounts deducted from net revenues in determining such Consolidated Net Income for such period on account of (i) Interest Expense and interest on the Loans and (ii) Taxes payable in respect of income of such Person;

          (c) all charges or deductions for depreciation or amortization for such period to the extent deducted in determining Consolidated Net Income for such period;

          (d) all non-recurring losses and all losses from investments recorded using the equity method for such period to the extent deducted in determining Consolidated Net Income for such period; and

          (e) all charges or deductions for bad debts for such period to the extent deducted in determining Consolidated Net Income for such period;

          Less:

          (f) the amount of all non-recurring gains and all gains from investments recorded using the equity method for such period to the extent included in determining Consolidated Net Income for such period;

          (g) the amount of all credits or decreases in cost of products sold for such period to the extent decreased in determining Consolidated Net Income for such period, pursuant to Section 2.03(d) of this Credit Agreement; and

          (h) scheduled and mandatory cash principal and interest payments on Indebtedness made by Borrower or any of its Subsidiaries (other than the Loans) during such period to the extent such other Indebtedness is permitted herein and such payments are permitted to be made herein.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fiscal Quarter" means each of the three month periods ending on the last Saturday during the months of March, June, September and December.

          "Fixed Monthly Tranche C Payment" shall have the meaning set forth in
Section 2.03(c).

          "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Indebtedness" means, as to any Person: (a) indebtedness created, issued, existing or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days from the date Borrower receives statement for such goods or services and other than trade accounts payable that are being contested in good faith, by proper proceedings, if adequate reserves therefor have been established on the books of such Person in conformity with GAAP; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) capital lease obligations of such Person; and (f) Indebtedness of others guaranteed by such Person.

          "Indemnified Matters" has the meaning specified in Section 8.04(b).

          "Indemnitee" has the meaning specified in Section 8.04(b).

          "Interest Expense" means, for any fiscal period, for any Person or operations for which financial statements are prepared, all interest expense calculated on a consolidated basis for such Person and its Subsidiaries or such operations in respect of Indebtedness, including any commitment, standby, agency or other fees charged in respect of the provision of any such Indebtedness, any fee payable in respect of the issuance of any letter of credit or letter of guarantee, the imputed interest component of any bankers' acceptance or other security issued by any such Person or in respect of such operations, the interest component under any capital lease or under any lease, or under any interest rate protection agreement entered into by any such Person or in respect of such operations, all as determined in accordance with GAAP.

          "Investment" has the meaning specified in Section 6.12.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the UCC or comparable law of any jurisdiction, of any financing statement evidencing a valid lien naming the owner of the asset to which such Lien relates as debtor.

          "Loan Balance" means the then outstanding principal plus accrued and unpaid interest in respect of the Tranche A Loan, Tranche B Loans or Tranche C Loan, as the context shall specify.

          "Loan Documents" means, collectively, this Agreement, the Notes, the Collateral Documents and each certificate, agreement or document executed by the Borrower or any other Person (other than the Lender) and delivered to the Lender in connection with or pursuant to any of the foregoing.

          "Loans" means, collectively, the Tranche A Loan, the Tranche B Loans and the Tranche C Loans.

          "Material Adverse Change" means a material adverse change in any of
(a) the legality, validity or enforceability of any Loan Document, (b) the ability of the Borrower to repay the Obligations or to perform its obligations under any Loan Document, (c) the ability of the Lender to obtain recourse to any of the collateral described in the Collateral Documents, or (d) the rights and remedies of the Lender under any of the Loan Documents.

          "Material Adverse Effect" means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Change.

          "Maturity Date" means the fifth anniversary of the Closing Date.

          "Minimum Purchase Percentage" has the meaning specified in Section 2.03(d)(i).

          "Net Income (Loss)" means, for any Person for any period, the aggregate of net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

          "Notes" means, collectively, the Tranche A Note, the Tranche B Note and the Tranche C Note.

          "Notice of Borrowing" has the meaning specified in Section 2.02(a).

          "Obligations" means the Loans, the Notes and all other advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender or any Indemnitee, of every type and description, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

          "Other Taxes" has the meaning specified in Section 2.09(b).

          "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

          "Permitted Liens" means Liens permitted under Section 6.01 of this Agreement.

          "Permitted Senior Indebtedness" means senior unsecured Indebtedness of Borrower to non-Affiliates of the Borrower that satisfies each of the following conditions:

          (a) in the reasonable judgment of the Lender, the Borrower will be able to service the Permitted Senior Indebtedness without substantially jeopardizing the ability of the Borrower to pay all principal and interest on its Indebtedness under reasonably adverse business circumstances;

          (b) there are no sinking fund or mandatory payments or prepayments of principal due in respect of such Permitted Senior Indebtedness prior to the Maturity Date;

          (c) after giving effect to the incurrence of such Permitted Senior Indebtedness, the Borrower's ratio of (i) Total Debt to (ii) the sum of (A) its Total Debt plus (B) its Stockholders' Equity shall be, on a pro forma basis, equal to or greater than 2.5:1.0;

          (d) after giving effect to the incurrence of such Permitted Senior Indebtedness, the Borrower's ratio of EBITDA to the Borrower's aggregate Interest Expense (including, without limitation, interest paid hereunder) shall be, on a pro forma basis, equal to or greater than 3.0:1.0;

          (e) the other terms and conditions of such Indebtedness, shall be, in the Lender's reasonable judgment, at then prevailing market standards for companies similarly situated.

For purposes of this definition, "pro forma" means, for any calculation, on the basis of the most recently completed rolling four-Fiscal Quarter period, but assuming the incurrence of the proposed Indebtedness on the first day of such period.

          "Permitted Subordinated Indebtedness" means subordinated unsecured Indebtedness of the Borrower that satisfies each of the following conditions:

     (a) the final maturity of such Permitted Subordinated Indebtedness is later than the Maturity Date;

     (b) there are no sinking fund or mandatory payments or prepayments of principal due in respect of such Permitted Subordinated Indebtedness prior to the Maturity Date; and

     (c) the other terms and conditions of such Permitted Subordinated Indebtedness shall be, in Lender's reasonable opinion, at then prevailing market standards for companies similarly situated, including limited acceleration rights, priority in bankruptcy to the Obligations, payover provisions and waiver of defenses.

          "Person" means an individual, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

          "Prime Rate" means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "Required Tranche B Payment" shall have the meaning specified in
Section 2.03(b).

          "Required Tranche C Quarterly Payment" shall have the meaning specified in Section 2.03(c).

          "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and all federal, state and local laws, rules and regulations, including, without limitation, federal, state or local securities, antitrust and licensing laws, all health and safety laws, including, without limitation, Environmental Laws, and ERISA, and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer" means, with respect to any Person, any of the principal executive officers of such Person.

          "Roll-In Acquisition" has the meaning specified in Schedule I hereto.

          "Security Agreement" means the Amended and Restated Security Agreement entered into between Lender and Borrower effective February 10, 2006, set out as Exhibit C hereto, as such agreement may be amended, supplemented or modified from time to time.

          "Solvent" means, with respect to any Person, that the value of the assets of such Person (at book value) is, on the date of determination, greater than the total amount of liabilities (including, without limitation, contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Stand-Alone Acquisition" has the meaning specified in Schedule I hereto.

          "Stock" means shares of capital stock, beneficial, membership or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or other entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

          "Stock Equivalents" means all securities convertible into or exchangeable for Stock, and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

          "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

          "Supply Agreement" means, collectively, the Amended and Restated Supply Agreement, dated as of February 10, 2006, between the Borrower and the Lender, and any other supply or similar agreement entered into by the Lender or any of its Affiliates and the Borrower or any of its Affiliates for the provision of hearing aids by the Lender or any of its Affiliates to the Borrower or any of its Affiliates, in each case, as amended, restated, supplemented or otherwise modified from time to time.

          "Taxes" has the meaning specified in Section 2.09(a).

          "Tranche A Loan" has the meaning specified in Section 2.01(a).

          "Tranche A Loan Commitment" means the commitment of the Lender to make the Tranche A Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed $2,239,851.

          "Tranche A Loan Payment Date" has the meaning specified in Section 2.03(a).

          "Tranche A Note" means the promissory note of the Borrower payable to the order of the Lender in an aggregate principal amount equal to the Tranche A Loan, in substantially the form of Exhibit A-1, evidencing the aggregate principal amount of the Tranche A Loan by the Lender to the Borrower.

          "Tranche B Loan" has the meaning specified in Section 2.01(b).

          "Tranche B Loan Commitment" means the option of the Lender to make the Tranche B Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount not to exceed $26,000,000 less any amounts outstanding under the Tranche A Loan and Tranche C Loans.

          "Tranche B Loan Payment Date" has the meaning specified in Section 2.03(b).

          "Tranche B Note" means the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A-2, evidencing the aggregate principal amount of the Tranche B Loans by the Lender to the Borrower.

          "Tranche C Loan" has the meaning specified in Section 2.01(c).

          "Tranche C Loan Commitment" means the commitment of the Lender to make the Tranche C Loan to the borrower on the Closing Date in the principal amount of $20,875,256 and the option of the Lender to make additional Tranche C Loans to the Borrower pursuant to Section 2.01(c), all in an aggregate principal amount not to exceed $26,000,000 less any amounts outstanding under the Tranche A Loan and Tranche B Loan.

          "Tranche C Loan Payment Date" has the meaning specified in Section 2.03(c).

          "Tranche C Monthly Payment Date" shall have the meaning set forth in
Section 2.03(c).

          "Tranche C Note" means the promissory note of the Borrower payable to the order of the Lender in substantially the form of Exhibit A-3, evidencing the aggregate principal amount of the Tranche C Loans by the Lender to the Borrower.

          "Tranche C Quarterly Payment Date" shall have the meaning set forth in
Section 2.03(c).

          "UCC" means the Uniform Commercial Code, as in effect in any applicable jurisdiction.

          "Voting Stock" means Stock or similar interests, of any class or classes (however designated), the holders of which at the time entitled, as such holders to vote for the election of a majority of the directors (or persons performing similar functions) of the Person involved, whether or not the right to so vote exists by reason of the happening of a contingency.

          "Working Capital" means, for any Person at any date, the amount by which the Current Assets of such Person at such date exceeds the Current Liabilities of such Person at such date.

     Section 1.02. Computation of Time Periods.

          In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

     Section 1.03. Accounting Terms.

          All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

     Section 1.04. Certain Terms.

          (a) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement. References herein to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

          (b) The term "Lender" includes its successors and assigns.

                                   ARTICLE II

                          AMOUNTS AND TERMS OF THE LOAN

     Section 2.01. The Commitments and the Loans.

          (a) Tranche A Loan. On the terms and subject to the conditions contained in this Agreement, the Lender agrees to make a single loan (the "Tranche A Loan") to the Borrower, which Tranche A Loan (i) shall be made only on the Closing Date, (ii) shall be repaid pursuant to the terms hereof, but once repaid may not be reborrowed, and (iii) shall not exceed the amount of the Tranche A Loan Commitment. The Tranche A Loan shall be evidenced by the Tranche A Note.

          (b) Tranche B Loans. On the terms and subject to the conditions contained in this Agreement, the Lender agrees to make loans (each, a "Tranche B Loan" and collectively, the "Tranche B Loans") to the Borrower, which Tranche B Loans (i) may be made on the Closing Date and from time to time thereafter on any Business Day up to thirty (30) days prior to the Maturity Date, (ii) shall be repaid pursuant to the terms hereof, and once repaid may be reborrowed, and
(iii) shall not exceed, at any time outstanding, the amount of the Tranche B Loan Commitment. The aggregate Tranche B Loans shall be evidenced by the Tranche B Note.

          (c) Tranche C Loans. On the terms and subject to the conditions contained in this Agreement, the Lender agrees to make loan(s) (each, a "Tranche C Loan" and collectively, the "Tranche C Loans") to the Borrower, which Tranche C Loans (i) shall be made on the Closing Date and from time to time thereafter on any Business Day up to thirty (30) days prior to the Maturity Date, (ii) shall be repaid pursuant to the terms hereof, and once repaid may be reborrowed, and (iii) shall not exceed the amount of the Tranche C Loan Commitment. The Tranche C Loans shall be evidenced by the Tranche C Note.

          (d) The Borrower may, from time to time, upon at least three Business Days' prior notice to the Lender, terminate in whole or reduce in part the unused portions of the Tranche B Loan Commitment or the Tranche C Loan Commitment. Each partial reduction shall be in an amount of not less than $250,000 or an integral multiple of $250,000 in excess thereof and shall reduce permanently such Loan commitment then in effect.

          (e) The Tranche A Loan Commitment shall terminate on the Closing Date. The Tranche B Loan Commitment and the Tranche C Loan Commitment shall terminate thirty (30) days prior to the Maturity Date.

     Section 2.02. Making the Loans.

          (a) Subject to the terms and conditions hereof, each Tranche B Loan and Tranche C Loan shall be made on notice given by the Borrower to the Lender by 11:00 A.M. (New York City time) on the third Business Day prior to date of the proposed making of such Loan. Each such notice (a "Notice of Borrowing") shall be substantially in the form of Exhibit B, specifying therein (i) the proposed date for the making of such Loan, (ii) the amount of Loans constituting the Tranche B Loan or the Tranche C Loan, and (iii) that the Borrower has complied with the applicable terms and conditions of this
Section 2.02 and Article III.

          (b) Each Tranche B Loan shall be in an amount equal to a portion of the purchase price for the purchase or acquisition of Acquisition Targets, which amount shall be determined in accordance with the guidelines set forth on
Schedule I.

          (c) Each Tranche C Loan that lender determines to make after the Closing Date shall be in an amount equal to a portion of the purchase price for the purchase or acquisition of Acquisition Targets, which amount shall be determined in accordance with the guidelines set forth on Schedule I.

          (d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such proposed Loan, the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Loan, which, as a result of such failure, is not made on such date.

     Section 2.03. Repayments.

          (a) Repayment of Tranche A Loan. On the 20th day after the last day of each Fiscal Quarter after the Closing Date (a "Tranche A Loan Payment Date"), commencing on the 20th day after the last day of the first Fiscal Quarter of 2006 and ending upon payment in full, subject to the provisions of Section 2.03(d) below, the Borrower shall pay the principal amount of the outstanding Tranche A Loan in three installments of $730,000 each and a fourth installment of the balance, plus in each instance accrued and unpaid interest as provided by
Section 2.06(a) (each such amount a "Required Tranche A Payment").

          (b) Repayment of Tranche B Loans. On the 20th day after the last day of each Fiscal Quarter after the Closing Date (a "Tranche B Loan Payment Date"), commencing on the 20th day after the last day of the first Fiscal Quarter after the first Tranche B Loan is made and ending on the Maturity Date, subject to the provisions of Section 2.03(e) below, the Borrower shall pay down the principal amount of the aggregate outstanding Tranche B Loans in an amount equal to (i) for each Tranche B Loan for Roll-In Acquisitions, an amount equal to five percent (5.0%) of the original amount of such Tranche B Loan, and (ii) for each Tranche B Loan for Stand-Alone Acquisitions made after January 1, 2006, $65 per hearing aid for all hearing aids purchased by Borrower from Lender during such Fiscal Quarter on each such new "ship to" account for each such Stand-Alone Acquisition; plus accrued and unpaid interest thereon as provided by Section 2.06(a) (such amounts the "Required Tranche B Payment").

          (c) Repayment of Tranche C Loans. (i) On the first day of each month commencing on the first day of March 2006 (a "Tranche C Monthly Payment Date") the Borrower shall pay down the principal balance of the Tranche C Loans in an amount of $130,000 (each such amount the "Fixed Monthly Tranche C Payment").
(ii) Additionally, on the 20th day
after the last day of each Fiscal Quarter commencing with the fourth quarter of 2006 (i.e., on January 20, 2007) and ending on the Maturity Date (a "Tranche C Quarterly Payment Date"), subject to the provisions of Section 2.03(d) below, the Borrower shall pay an amount equal to $730,000, plus accrued and unpaid interest as provided by Section 2.06(b) (each such amount, the "Required Tranche C Quarterly Payment").

          (d) Self-Liquidating of Tranche A and Tranche C Loans. Notwithstanding the provisions of Section 2.03(a) and (c), and provided that no Event of Default exists, then:

               (i) if, as of any Tranche A Loan Payment Date or Tranche C Quarterly Payment Date (each a "Loan Payment Date"), the Borrower has purchased pursuant to the Supply Agreement, on a cumulative basis from May 1, 2001 through the applicable quarterly Loan Payment Date, 90% or more of the total number of hearing aids purchased by the Borrower, net of returns (such cumulative amount determined as a percentage, the "Minimum Purchase Percentage"), the Borrower shall be deemed to have repaid the Required Tranche A Payment or Required Quarterly Tranche C Payment, as the case may be, on the applicable Loan Payment Date;

               (ii) if the Borrower has purchased pursuant to the Supply Agreement, on a cumulative basis from May 1, 2001 through the applicable quarterly Tranche A Loan Payment Date or Tranche C Quarterly Payment Date, eighty percent (80%) or more of the total number of hearing aids purchased by the Borrower but less than ninety percent (90%) of the total number of hearing aids purchased by the Borrower in each of the two preceding consecutive Fiscal Quarters, the Borrower shall be deemed to have paid an amount, on the applicable quarterly Payment Date at the end of such second Fiscal Quarter equal to the product of (i) the applicable Required Tranche A Payment or Required Tranche C Quarterly Payment, times (ii) (A) 100% minus (B) the difference of (1) the Minimum Purchase Percentage and (2) the cumulative percentage of purchases of hearing aid products made by Borrower under the Supply Agreement during such second Fiscal Quarter. By way of example, if Borrower purchased 80% of its cumulative second quarter requirements from Lender during any such period, then Borrower will be deemed to have made a payment for the applicable Loan Payment Date equal to 90% of such Required Tranche A Payment or Required Tranche C Quarterly Payment; and

               (iii) if the Borrower has not purchased pursuant to the Supply Agreement, on a cumulative basis from May 1, 2001 through the applicable Payment Date at least eighty percent (80%) of the total number of hearing aids purchased by the Borrower, the Borrower shall receive no credit against either the Required Tranche A Payment or the Required Tranche C Quarterly Payment. For the avoidance of doubt, the repayment credits provided in this Section 2.03(d) shall not apply to or reduce the Fixed Monthly Tranche C Payment required under Section 2.03(c)(i).

          Notwithstanding the foregoing, the Borrower shall make a balloon payment of the outstanding principal amount of the Tranche C Loan, with all accrued and unpaid interest, on the Maturity Date.

          (e) Self-Liquidation of Tranche B Loans. Notwithstanding the provisions of Section 2.03(b), and provided that no Event of Default exists, then:

               (i) if, as of any Tranche B Loan Payment Date, the Borrower has purchased pursuant to the Supply Agreement, on a cumulative basis from May 1, 2001 through the applicable Loan Payment Date the Minimum Purchase Percentage, the Borrower shall be deemed to have repaid all of the Required Tranche B Payments on the applicable Tranche B Loan Payment Date;

               (ii) if the Borrower has purchased pursuant to the Supply Agreement, on a cumulative basis from May 1, 2001 through the applicable Loan Payment Date, eighty percent (80%) or more of the total number of hearing aids purchased by the Borrower but less than the Minimum Purchase Percentage in each of the two preceding consecutive Fiscal Quarters, the Borrower shall be deemed to have paid an amount on the applicable quarterly Payment Date at the end of such second Fiscal Quarter equal to the product of (i) the applicable Required Tranche B Payment times (ii) (A) 100% minus (B) the difference of (1) the Minimum Purchase Percentage and (2) the cumulative percentage of purchases of hearing aid products made by Borrower under the Supply Agreement during such second Fiscal Quarter. By way of example, if Borrower purchased 80% of its cumulative second Fiscal Quarter requirements from Lender during any such period, then Borrower will be deemed to have made a payment for the applicable Loan Payment Date equal to 90% of such Required Tranche B Payment on the applicable Tranche B Loan Payment Date; and

               (iii) if the Borrower has not purchased pursuant to the Supply Agreement, on a cumulative basis from May 1, 2001 through the applicable Payment Date at least eighty percent (80%) of the total number of hearing aids purchased by the Borrower, the Borrower shall receive no credit against the Required Tranche B Payment.

Notwithstanding the foregoing, the Borrower shall pay the outstanding principal amount, if any, of the Tranche B Loans, with all accrued and unpaid interest, on the Maturity Date.

     Section 2.04. Optional Prepayments.

          The Borrower may, upon at least three Business Days' prior irrevocable written notice to the Lender stating the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Loans, in whole or in part, without premium or penalty, together with accrued interest to the date of such prepayment on the principal amount of the Loans prepaid; provided, however, that that each partial prepayment shall be in an aggregate amount not less than $1,000,000 or integral multiples of $1,000,000 in excess thereof (or a lesser amount if such lesser amount constitutes the entire outstanding principal balance of such Loan). Upon the giving of such notice of prepayment, the principal amount of the Loans specified to be prepaid, together with accrued interest thereon, shall become due and payable on the date specified for such prepayment. All optional prepayments made pursuant to this Section 2.04 shall be applied to the Loans so specified to reduce the remaining installments thereof in the inverse order of their maturities.

     Section 2.05. Mandatory Prepayment of Loans.

          (a) The Borrower shall forthwith prepay the Loan Balance of the Tranche C Loans upon receipt by the Borrower or any of its Subsidiaries of the net proceeds of any issuance of Stock or Stock Equivalents by the Borrower or any of its Subsidiaries (other than the proceeds received by the Borrower in connection with the exercise by any of the Borrower's or its Subsidiaries' employees of any option issued pursuant to any of the Borrower's or its Subsidiaries' stock option plans), in an amount equal to 25% of such net proceeds.

          (b) The Borrower shall prepay the Loan Balance of the Tranche C Loans, within 120 days after the last day of each fiscal year, in an amount equal to 20% of Excess Cash Flow for such fiscal year.

     Section 2.06. Interest.

          (a) Each of the Tranche A Loan and Tranche B Loans shall accrue interest at a rate per annum equal at all times to 10.0% and shall be payable on the 20th day after the end of each Fiscal Quarter, subject to the deemed payments credits as contemplated by Section 2.03(d) and (e), respectively. With respect to the calculation of interest on the unpaid principal amount of the Tranche B Loans, each Tranche B Loan shall be deemed to be made on the first day of the Fiscal Quarter in which such Tranche B Loan is made.

          (b) The parties acknowledge that interest shall not accrue on a portion of the principal balance of the Tranche C Loan made on the Closing Date and equal to $6,576,391. The remainder of the Tranche C Loan made on the Closing Date shall accrue interest at a rate per annum equal at all times to the Prime Rate plus 1.0% and shall be payable on the 20th day after the end of each Fiscal Quarter, subject to the deemed payments credits as contemplated by Section 2.03(d). With respect to each Tranche C Loan made after the Closing Date, Borrower agrees that such Loans shall accrue interest at a rate per annum equal at all times to the Prime Rate plus 1.0% from the date deemed made until the principal amount thereof shall be paid in full; however, such accrued interest shall not be added to accrued interest which is paid as part of the current interest in a Required Quarterly Tranche C Payment, but shall accrue and be added to the principal amount of Tranche C (i.e., compounded) on each Tranche C Quarterly Payment Date until paid in full. Each Tranche C Loan made after the Closing Date shall be deemed to be made on the first day of the Fiscal Quarter in which such Tranche C Loan is made.

     Section 2.07. Illegality.

          Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for the Lender to make or continue the Loans, then, on notice thereof and demand therefor by the Lender to the Borrower, (a) the obligation of the Lender to make or to continue the Loans shall terminate and (b) the Borrower shall forthwith prepay in full the Loans then outstanding, together with interest accrued thereon.

     Section 2.08. Payments and Computations.

          (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due, in Dollars, to the Lender at its address referred to in Section 8.02 in immediately available funds without set-off or counterclaim. Payment received by the Lender after 1:00 PM (New York City time) shall be deemed to be received on the next Business Day.

          (b) The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower's accounts with the Lender any amount so due.

          (c) All computations of interest hereunder shall be made by the Lender on the basis of a year of 365/6 days and number of days elapsed.

          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

     Section 2.09. Taxes.

          (a) Any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction of the Lender's applicable lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 2.09) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes").

          (c) The Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.09) paid by the Lender and any liability (including, without limitation, for penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor, accompanied by reasonable supporting documentation and calculations.

          (d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Lender, at its address referred to in
Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.09 shall survive the payment in full of the other Obligations. Lender agrees that, as promptly as practicable after the officer of Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle Lender to receive payments under this Section 2.09, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its applicable Commitments or Loans through another office of Lender, or (b) take such other measures as Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to Lender pursuant to this Section 2.09 would be reduced and if, as determined by Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of Lender.

                                   ARTICLE III

                              CONDITIONS OF LENDING

     Section 3.01. Conditions Precedent to the Loans Made on the Closing Date.

          The obligation of the Lender to make the Loans on the Closing Date is subject to satisfaction of the conditions precedent that the Lender shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to the Lender:

          (a) The Notes, duly executed by the Borrower.

          (b) The Supply Agreement, duly executed by the parties thereto.

          (c) Copies of (i) the resolutions of the Board of Directors of the Borrower approving each Loan Document to which it is a party, (ii) all documents evidencing other necessary corporate action and required governmental and third party approvals, licenses and consents with respect to each Loan Document and the transactions contemplated thereby and (iii) a copy of the Certificate of Incorporation and the By-laws of the Borrower certified by a Secretary or an Assistant Secretary of the Borrower as being true and correct and in full force and effect as of the Closing Date.

          (d) A certificate of the Secretary of State of the state of incorporation of the Borrower, attesting to the good standing of the Borrower.

          (e) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of each officer of the Borrower who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower.

          (f) The Security Agreement amendment extending its terms to this Credit Agreement, duly executed by the Borrower.

          (g) A certificate, signed by a Responsible Officer of the Borrower, stating that each of the conditions specified in Section 3.03 and Section 3.02, if applicable, has been satisfied.

          (h) An opinion letter of Borrower's counsel, in form and substance reasonably satisfactory to Lender.

          (i) Such additional documents, information and materials as the Lender may reasonably request.

     Section 3.02. Conditions Precedent to the Tranche B Loans and post-Closing Date Tranche C Loans.

          (a) Each of the conditions precedent set forth in Section 3.01 shall have been satisfied.

          (b) The purchase or acquisition of the related Acquisition Target shall comply with the guidelines set forth on Schedule I.

     Section 3.03. Additional Conditions Precedent to Making All Loans.

          The obligation of the Lender to make any Loan (including the Loans to be made on the Closing Date) is subject to the further conditions precedent that:

          (a) The following statements shall be true on the date of such Loan, before and after giving effect to the making of such Loan and to the application of the proceeds therefrom (and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on such date such statements are true):

               (i) The representations and warranties of the Borrower contained in Article IV and in each of the other Loan Documents are true and correct in all material respects on and as of such date as though made on and as of such date;

               (ii) No Default or Event of Default is continuing or will result from the Loan being made on such date; and

               (iii) All necessary governmental and material third party approvals required to be obtained by the Borrower and its Subsidiaries in connection with the transactions contemplated hereby and by each of the other Loan Documents have been obtained and remain in full force and effect.

          (b) All costs and accrued and unpaid fees and expenses required to be paid to the Lender on or before such date, to the extent then due and payable, shall have been paid.

          (c) The making of Loans on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that:

     Section 4.01. Corporate Existence; Compliance with Law.

          The Borrower and each of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except for failures which in the aggregate have no Material Adverse Effect; (c) has all requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (d) is in compliance with its Certificate of Incorporation and By-laws; (e) is in compliance with all other applicable Requirements of Law except for such non-compliances as in the aggregate have no Material Adverse Effect; and (f) has all Permits or consents from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or consents which can be obtained by the taking of ministerial action to secure the grant or transfer thereof or failures which in the aggregate have no Material Adverse Effect.

     Section 4.02. Corporate Power; Authorization; Enforceable Obligations.

          (a) The execution, delivery and performance by the Borrower of the Loan Documents and the consummation of the transactions related to the transactions contemplated hereby and thereby:

               (i) are within such Person's corporate powers;

               (ii) have been duly authorized by all necessary corporate action;

               (iii) do not and will not (A) contravene such Person's Certificate of Incorporation or By-laws or other comparable governing documents, (B) violate any other applicable Requirement of Law (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any contractual obligation of such Person, or (D) result in the creation or imposition of any Lien upon any of the property of such Person, other than Liens for the benefit of the Lender; and

               (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those which have been obtained or made and copies of which have been or will be delivered to the Lender pursuant to Section 3.01, and each of which on the Closing Date and on each subsequent lending date will be in full force and effect.

          (b) This Agreement and the Supply Agreement have been, and each of the other Loan Documents will be upon delivery thereof, duly executed and delivered by the Borrower. This Agreement and the Supply Agreement are, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms.

     Section 4.03. Full Disclosure.

          No written statement prepared or furnished by or on behalf of the Borrower or any of its Affiliates in connection with any of the Loan Documents or the consummation of the transactions contemplated thereby, and no financial statement delivered pursuant hereto or thereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     Section 4.04. Financial Matters.

          (a) Each of the financial statements described below (copies of which have heretofore been provided to the Lender), have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified (subject in the case of interim company-prepared statements to normal year-end adjustments and the absence of footnotes):

               (i) The consolidated balance sheet of the Borrower and its Subsidiaries as of December 25, 2004, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, audited by BDO Seidman, LLP, copies of which have been furnished to the Lender, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of and for such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

               (ii) after the Closing Date, the annual and quarterly financial statements provided in accordance with Sections 5.07(a) and 5.07(b).

          (b) Since October 1, 2005, there has been no Material Adverse Change, and there have been no events or developments that in the aggregate have had a Material Adverse Effect.

          (c) The Borrower is, and on a consolidated basis the Borrower and its Subsidiaries are, Solvent.

     Section 4.05. Litigation.

          (a) The performance of any action by the Borrower or any of its Subsidiaries required or contemplated by any of the Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently), and no material adverse condition has been imposed by any Governmental Authority or arbitrator upon any of such transactions.

          (b) There are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, arbitrator or other Governmental Authority, other than those that in the aggregate, if adversely determined, would have no Material Adverse Effect.

     Section 4.06. Margin Regulation.

          The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     Section 4.07. No Default.

          No Default or Event of Default has occurred and is continuing.

     Section 4.08. Investment Company Act.

          The Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans by the Lender, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

     Section 4.09. Use of Proceeds.

          (a) The proceeds of the Tranche A Loan will be used by the Borrower to repay existing Indebtedness owed by the Borrower to the Lender under the Original Loan Agreement.

          (b) The proceeds of any Tranche B Loans shall be used by the Borrower to pay a portion of the purchase price in connection with the purchase or acquisition of Acquisition Targets.

          (c) The proceeds of any Tranche C Loan shall be used by the Borrower to repay existing Indebtedness owed by the Borrower to the Lender under the Original Loan Agreement, and to pay a portion of the purchase price in connection with the purchase or acquisition of Acquisition Targets.

     Section 4.10. Pari Passu Obligations.

          The Obligations constitute the direct, unconditional and general obligations of the Borrower, and rank at least pari passu with all other Indebtedness and other obligations of the Borrower.

     Section 4.11. Compliance with Agreements.

          The Borrower and each of its Subsidiaries is in compliance with all material indentures, material agreements (including the Supply Agreement) and other material instruments binding upon it or any of their respective property.

     Section 4.12. Acknowledgement of Outstanding Obligations.

          The Borrower acknowledges and agrees that, as of the Closing Date, the sum of TWO MILLION TWO HUNDRED THIRTY-NINE THOUSAND EIGHT HUNDRED FIFTY-ONE United States Dollars ($2,239,851) will be due and owing under the Tranche A Loan, and the sum of TWENTY MILLION EIGHT HUNDRED SEVENTY-FIVE THOUSAND TWO HUNDRED FIFTY-SIX United States Dollars ($20,875,256) will be due and owing under the Tranche C Loan.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

          As long as any of the Obligations or the Commitments remain outstanding, the Borrower agrees with the Lender that:

     Section 5.01. Compliance with Laws, Etc.

          The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law, contractual obligations, commitments, instruments, licenses, permits and franchises, including, without limitation, all Permits.

     Section 5.02. Conduct of Business.

          The Borrower shall (a) conduct, and shall cause each of its Subsidiaries to conduct, its business in the ordinary course and consistent with past practice, and (b) perform and observe, in all material respects, and cause each of its Subsidiaries to perform and observe, in all material respects, all the terms, covenants and conditions required to be performed and observed by it under its contractual obligations, and do, and cause its Subsidiaries to do, all things necessary to preserve and to keep unimpaired its rights under such contractual obligations; provided, however, that the foregoing shall not require Borrower nor any of its Subsidiaries to perform or observe any contractual obligation the nonperformance or nonobservation of which would have no Material Adverse Effect.

     Section 5.03. Preservation of Corporate Existence, Etc.

          The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided, however, that the foregoing shall not require Borrower nor any of its Subsidiaries to preserve or maintain any rights or franchises which are no longer used by Borrower or its Subsidiaries in the conduct of their respective businesses or where the preservation or maintenance of such rights or franchises is no longer economically feasible, in Borrower's reasonable discretion.

     Section 5.04. Access.

          The Borrower shall, at any reasonable time and from time to time, with reasonable prior notice permit the Lender or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Subsidiaries, (b) visit the properties of the Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with any of their respective officers or directors, and (d) communicate directly with the Borrower's independent certified public accountants; provided that the Borrower is present during such communications or has given its consent (such consent not to be unreasonably withheld) for such communications to occur without the presence of the Borrower. The Borrower shall authorize its independent certified public accountants to disclose to the Lender any and all financial statements and other information of any kind, including, without limitation, copies of any management letter, or the substance of any oral information that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any of its Subsidiaries, subject to the Lender's agreement to preserve the confidentiality of such information.

     Section 5.05. Keeping of Books.

          The Borrower shall keep, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary.

     Section 5.06. Application of Proceeds.

          The Borrower shall use the proceeds of the Loans as provided in
Section 4.09.

     Section 5.07. Financial Statements.

          The Borrower shall furnish to the Lender:

          (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such year and the related audited consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, all prepared in conformity with GAAP and the independent auditor's report thereon without qualification by BDO Seidman, LLP or other independent public accountants of recognized national standing, together with a certificate of such accounting firm stating that in the course of the regular audit of the consolidated financial statements of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default (insofar as they relate to accounting and auditing matters) has occurred and is continuing, a statement as to the nature thereof.

          (b) as soon as available and in any event within 75 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all prepared in conformity with GAAP (subject to normal year-end adjustments) and certified by the chief financial officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries as of such date and for such period, together with (i) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto, and (ii) a written discussion and analysis by the management of the Borrower of the financial statements furnished in respect of such fiscal quarter.

     Section 5.08. Reporting Requirements.

          The Borrower shall furnish to the Lender:

          (a) Promptly, and in any event within ten Business Days after receipt of written notice of the commencement thereof, notice of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Borrower or any of its Subsidiaries, except those which in the aggregate, if adversely determined, would have no Material Adverse Effect;

          (b) promptly and in any event within ten Business Days after the Borrower becomes aware of the existence of (i) any Default or Event of Default,
(ii) any breach or non-performance of, or any default under, any contractual obligation which is material to the business, prospects, operations or financial condition of the Borrower and its Subsidiaries taken as one enterprise, or (iii) any Material Adverse Change after the Closing Date or any event, development or other circumstance which has any reasonable likelihood of causing or resulting in a Material Adverse Change, telephonic notice in reasonable detail specifying the nature of the Default, Event of Default, breach, non-performance, default, event, development or circumstance, including, without limitation, the anticipated effect thereof, which notice shall be promptly confirmed in writing within five days;

          (c) as soon as available and in any event within 30 days after the end of each fiscal year, an update of the existing five year forecast of annual purchases, sales, earnings, capital expenditures, working capital requirements and projected cash flow results of the Borrower and its Subsidiaries on a consolidated basis through the Maturity Date; and

          (d) promptly such other information as the Lender may reasonably request from time to time.

     Section 5.09. Insurance.

          The Borrower shall maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances, and furnish the Lender on request full information as to all such insurance.

     Section 5.10. Payment of Taxes and Claims.

          The Borrower shall pay, and cause each of its Subsidiaries to pay, (a) all Taxes, assessments and governmental charges imposed upon it or upon its property, and (b) all genuine claims (including claims for labor, materials, supplies or services) that might, if unpaid, become a Lien upon its property or assets, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has maintained adequate reserves in accordance with GAAP with respect thereto or has posted a bond in respect thereof satisfactory to the Lender.

     Section 5.11. Compliance with Agreements.

          The Borrower shall, and shall cause each of its Subsidiaries to, (i) perform and observe all the terms, covenants and conditions required to be performed and observed by it under its contractual obligations and (ii) do all things necessary to preserve and keep unimpaired its rights under such contractual obligations; provided, however, that the foregoing shall not require Borrower nor any of its Subsidiaries to perform or observe any contractual obligation the nonperformance or nonobservation of which would have no Material Adverse Effect.

     Section 5.12. Further Documents.

          The Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver or to cause to be executed and delivered to the Lender from time to time such consents and such other documents, instruments or agreements as the Lender may reasonably request, that are, in the Lender's reasonable judgment, necessary or desirable to obtain or preserve for the Lender the benefit of the Loan Documents.

     Section 5.13. Repayment of Certain Indebtedness.

          Simultaneously with the borrowing thereof on the Closing Date, the Borrower shall use the proceeds of the Tranche A Loan and Tranche C Loan to permanently repay or prepay the Indebtedness outstanding under the Original Loan Agreement.

     Section 5.14. Collateral Documents.

          The Borrower, at its sole cost and expense, shall take all actions necessary or reasonably requested by the Lender to maintain each Collateral Document in full force and effect and enforceable in accordance with its terms, including (i) making filings and recordations, (ii) making payments of fees and other charges, (iii) issuing, and if necessary, filing or recording supplemental documentation, including continuation statements, (iv) discharging all claims or other Liens (other than Liens permitted by Section 6.01) adversely affecting the rights of the Lender in the Collateral, and (v) publishing or otherwise delivering notice to third parties.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

          As long as any of the Obligations or the Commitments remain outstanding, the Borrower agrees with the Lender that:

     Section 6.01. Liens, Etc.

          The Borrower shall not create or suffer to exist, and shall not permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its or such Subsidiary's properties, whether now owned or hereafter acquired, or assign any right to receive income, except for:

          (a) Liens created pursuant to the Loan Documents;

          (b) Purchase money Liens or purchase money security interests upon or in any property acquired or held by the Borrower or any such Subsidiary of the Borrower in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property (and any refinancings thereof), and Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); provided, however, that the aggregate principal amount of the Indebtedness secured by the Liens referred to in this clause (b) and in clause (h) below shall not exceed $75,000,000 in the aggregate at any time outstanding;

          (c) Liens arising by operation of law (statutory or common) in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by the Borrower or any such Subsidiary in the ordinary course of business which secure its obligations to such Person; provided, however, that
(i) the Borrower or such Subsidiary is not in default with respect to such payment obligation to such Person, unless the Borrower or such Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof, and (ii) all such defaults in the aggregate have no Material Adverse Effect;

          (d) Liens (excluding environmental liens) securing taxes, assessments or governmental charges or levies; provided, however, that (i) neither the Borrower nor any such Subsidiary is in default in respect of any payment obligation with respect thereto unless the Borrower or such Designated Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof and (ii) all such defaults in the aggregate have no Material Adverse Effect;

          (e) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits;

          (f) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, and judgment liens; provided, however, that all such Liens in the aggregate have no Material Adverse Effect;

          (g) Zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value or use of the property or assets of the Borrower or any such Subsidiary or impair, in any material manner, the use of such property for the purposes for which such property is held by the Borrower or any such Subsidiary; and

          (h) Liens to secure capitalized lease obligations; provided, however, that: (i) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including, without limitation, the cost of construction) of the property subject thereto, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (iii) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item and (iv) the aggregate principal amount of Indebtedness secured by the Liens referred to in this clause (h) and in clause (b) above shall not exceed $75,000,000 in the aggregate at any time outstanding.

          (i) Any Liens to secure the performance of obligations in respect to Permitted Senior Indebtedness.

          (j) Any Liens to secure the performance of obligations in respect to Permitted Subordinated Indebtedness.

          (k) Those existing Liens set forth on Schedule 6.01(k).

     Section 6.02. Indebtedness.

          The Borrower shall not create or suffer to exist, or permit any of the Subsidiaries to create or suffer to exist, any Indebtedness except:

          (a) the Obligations;

          (b) current liabilities in respect of taxes, assessments and governmental charges or levies incurred, or claims for labor, materials, inventory, services, supplies and rentals incurred, or for goods or services purchased, in the ordinary course of business consistent with the past practice of the Borrower and such Subsidiaries;

          (c) Indebtedness incurred in connection with the purchase or acquisition of Acquisition Targets completed in accordance with the procedures set forth on Schedule I; provided that the terms and conditions of such Indebtedness shall comply with the requirements set forth on Schedule I;

          (d) Permitted Subordinated Indebtedness incurred by the Borrower;

          (e) Permitted Senior Indebtedness incurred by the Borrower;

          (f) Indebtedness secured by Permitted Liens;

          (g) Indebtedness of any Subsidiary to Borrower or to any other Subsidiary;

          (h) Indebtedness which may be deemed to exist pursuant to any guaranties, performance bonds, surety bonds, statutory, appeal or similar obligations incurred in the ordinary course of business;

          (i) extensions or renewals of Indebtedness set forth on Schedule 6.02(g);

          (j) Indebtedness of Borrower to any Subsidiary incurred in the ordinary course of business; and

          (k) Indebtedness of Borrower existing on the Closing Date.

     Section 6.03. Mergers, Sale of Assets, Etc.

          The Borrower shall not, other than in the ordinary course of its business, and shall not permit any of its Subsidiaries to, (a) merge with any Person, (b) consolidate with any Person or (c) sell, lease, transfer or otherwise dispose of, whether in one transaction or in a series of transactions all or substantially all of its assets.

     Section 6.04. Change in Nature of Business.

          The Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the date hereof.

     Section 6.05. Modification of Material Agreements.

          The Borrower shall not, and shall not permit any of its Subsidiaries to, alter, amend, modify, rescind, terminate or waive any of their respective rights under, or fail to comply in all material respects with, any of its material contractual obligations; provided, however, that, with respect to any contractual obligation, the Borrower shall not be deemed in default of this
Section if all such alterations, amendments, modifications, rescissions, terminations, waivers or failures in the aggregate have no Material Adverse Effect; and provided, further, that in the event of any breach or event of default by a Person other than the Borrower or any of its Subsidiaries, the Borrower shall promptly notify the Lender of any such breach or event of default and take all such action as may be reasonably necessary in order to endeavor to avoid having such breach or event of default have a Material Adverse Effect.

     Section 6.06. Cancellation of Indebtedness Owed to the Borrower.

          The Borrower shall not cancel, or permit any of its Subsidiaries to cancel, any claim or material Indebtedness owed to it except for adequate consideration and in the ordinary course of business; provided that Indebtedness not exceeding $100,000 shall not be deemed to be "material" for purposes hereof and provided, further, that neither the Borrower nor its Subsidiaries shall cancel claims or material Indebtedness more than one time in any Fiscal Quarter and provided further that the foregoing shall not in any way limit the Borrower's or its Subsidiaries' ability to negotiate and effect adjustments to trade accounts receivable or other customer payables, including the granting of credits, rebates and adjustments, in the ordinary course of business.

     Section 6.07. Capital Structure.

          The Borrower shall not make, and shall not permit any of its Subsidiaries to make, any change in its capital structure (including, without limitation, in the terms of its outstanding Stock) or amend its Certificate of Incorporation or By-laws other than for amendments which in the aggregate have no Material Adverse Effect.

     Section 6.08. Accounting Changes.

          The Borrower shall not make, nor permit any of its Subsidiaries to make, any change in accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or law and disclosed to the Lender.

     Section 6.09. OFAC Compliance.

          The Borrower shall not enter into contracts or otherwise do business with any Person whose name appears on any of the various lists maintained by the Office of Foreign Asset Control of the United States Department of Treasury.

     Section 6.10. Investments in Other Persons.

          The Borrower shall not, directly or indirectly, make or permit any of its Subsidiaries to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any Stock, Stock Equivalents, other equity interests, obligations or other securities of, or any assets constituting the purchase of a business or line of business, or make, or permit any of its Subsidiaries to make, any capital contribution to, or otherwise invest in, any Person (including, without limitation, any Subsidiary of the Borrower) (any such transaction being an "Investment"), except (a) Investments in Cash Equivalents, (b) in the ordinary course of the Borrower's business, and (c) unless as is otherwise permitted or provided for in this Agreement.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

     Section 7.01. Events of Default.

          Each of the following events shall be an "Event of Default":

          (a) The Borrower shall fail to pay any principal (including, without limitation, mandatory prepayments of principal) of, or interest on, the Loans, any other amount due hereunder or under the other Loan Documents or any other Obligations hereunder when the same becomes due and payable; or

          (b) Any representation or warranty made or deemed made by the Borrower in any Loan Document or by the Borrower (or any of its officers) in connection with any Loan Document shall prove to have been materially incorrect when made or deemed made; or

          (c) (i) The Borrower or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement contained in Articles V or VI, or
(ii) the Borrower or any of its Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Lender; or

          (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness of the Borrower or any such Subsidiary having a principal amount of $100,000 or more (excluding indebtedness evidenced by the Notes), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure to pay continues for a period of 45 days; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), or the Borrower or any of its Subsidiaries shall be required to repurchase or offer to repurchase such Indebtedness, prior to the stated maturity thereof; or

          (e) The Borrower or any of its Subsidiaries shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against the Borrower or any of its Subsidiaries (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceedings shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

          (f) One or more judgments or order for the payment of money in excess of $100,000 in the aggregate to the extent not fully covered by insurance shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (g) The Borrower shall be in default under the Supply Agreement beyond any grace or cure period specified therein, or the Supply Agreement shall be cancelled, terminated, revoked or rescinded in accordance with the terms thereof other than due to the (i) breach thereof by the Lender, (ii) mutual agreement of the parties thereto or (iii) the expiration of the term thereof, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind the Supply Agreement shall be commenced by or on behalf of the Borrower, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, the Supply Agreement is illegal, invalid or unenforceable in any material respect in accordance with the terms thereof; or

          (h) There shall occur a Change of Control.

     Section 7.02. Remedies.

          If there shall occur and be continuing any Event of Default, the Lender may (a) by notice to the Borrower, cancel the Commitments and declare the obligation of the Lender to make the Loans to be terminated, whereupon the same shall forthwith be canceled and terminated; and (b) by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Event of Default specified in subparagraph 7.01(e), (i) the Commitments shall automatically be canceled and the obligation of the Lender to make the Loans shall automatically be terminated and (ii) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Lender may exercise any remedies provided by applicable law or in equity.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.01. Amendments, Etc.

          No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 8.02. Notices.

          Except as otherwise provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

               (i)  if to the Borrower:

                    HearUSA, Inc.
                    1250 Northpoint Parkway
                    West Palm Beach, FL 33407
                    Attention: President
                    Telecopy No. (561) 688-8893

               With a copy to:

                    LaDawn Naegle, Esq.
                    Bryan Cave LLP
                    700 13th Street, N.W., Suite 700
                    Washington, DC 20005
                    Telecopy No. (202) 508-6200

               (ii) if to the Lender:

                    Siemens Hearing Instruments, Inc.
                    10 Constitution Avenue
                    Piscataway, New Jersey 08855
                    Attention: President
                    Telecopy No. (732) 562-6688

               With a copy to:

                    James Ruger, Esq.
                    c/o Siemens Medical Solutions USA, Inc.
                    Legal Department
                    51 Valley Stream Parkway
                    Malvern, PA 19355-1406

          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     Section 8.03. No Waiver; Remedies.

          No failure on the part of the Lender to exercise, and no delay in exercising, and no course of dealing with respect to, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.

     Section 8.04. Costs; Expenses; Indemnities.

          (a) Each of the parties hereto shall bear its own expenses (including, without limitation, fees and expenses of the counsel, accountants, appraisers, consultants or industry experts or other experts) incurred by it in connection with the preparation, negotiation, execution, delivery, administration, modification and amendment of this Agreement, each of the other Loan Documents and each of the other documents to be delivered hereunder and thereunder and the transactions contemplated hereby and thereby.

          (b) The Borrower agrees to indemnify and hold harmless the Lender and its Affiliates, and the directors, officers, employees, agents, attorneys, consultants and advisors of or to any of the foregoing (each of the foregoing being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, or any act, event or transaction related or attendant to any thereof, (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall not have any obligation under this Section 8.04(b) to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee.

          (c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower's choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding, the Borrower shall promptly do so, and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense, and all costs and expenses of such counsel shall be borne by the Borrower. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding, shall vitiate or in any way impair the Borrower's obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

          (d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including, without limitation, pursuant to this Section 8.04) or any other Loan Document shall (i) survive payment of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

     Section 8.05. Right of Set-off.

          Upon the occurrence and during the continuance of any Event of Default the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not the Lender shall have made any demand under this Agreement, the Notes or any other Loan Document and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

     Section 8.06. Binding Effect.

          This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Lender.

     Section 8.07. Governing Law.

          THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

     Section 8.08. Severability.

          Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 8.09. Submission to Jurisdiction; Service of Process.

          (a) Any legal action or proceeding with respect to this Agreement or the Notes or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Borrower and the Lender hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

          (b) Each of the Borrower and the Lender irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower, or the Lender, as the case may be, at its address provided herein.

          (c) Nothing contained in this Section 8.09 shall affect the right of the Lender or any holder of the Notes to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

     Section 8.10. Waiver of Jury Trial.

          EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

     Section 8.11. Section Titles.

          The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     Section 8.12. Execution in Counterparts.

          This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and both of which taken together shall constitute one and the same agreement.

     Section 8.13. Survival.

          The representations and warranties of the Borrower contained in each of the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loans.

     Section 8.14. Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto and all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embody the entire agreement of the parties and supersedes all prior agreements and understandings, either oral or written, relating to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    HearUSA, Inc., Borrower


                                    By: /s/ Stephen J. Hansbrough
                                        ----------------------------------------
                                    Name: Stephen J. Hansbrough
                                    Title: President and Chief Executive Officer


                                    SIEMENS HEARING INSTRUMENTS, INC., as
                                    Lender


                                    By: /s/ William J. Lankenau
                                        ----------------------------------------
                                    Name: William J. Lankenau
                                    Title: President & CEO

                                                                     EXHIBIT A-1

                             FORM OF TRANCHE A NOTE

U.S. $2,239,851                                         Dated: February 10, 2006

          FOR VALUE RECEIVED, the undersigned, HearUSA, Inc., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of SIEMENS HEARING INSTRUMENTS, INC. (the "Lender") the principal sum of TWO MILLION TWO HUNDRED THIRTY-NINE THOUSAND EIGHT HUNDRED FIFTY-ONE United States Dollars ($2,239,851), or, if less, the aggregate unpaid principal amount of the Tranche A Term Loan (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

          The Borrower promises to pay interest on the unpaid principal amount of the Tranche A Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

          Both principal and interest are payable in lawful money of the United States of America to the Lender at the Wachovia Bank of North Carolina, in Atlanta GA (or such other bank as may be deemed by Lender), in immediately available funds. The Tranche A Loan made by the Lender to the Borrower, and all payments made on account of the principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on this Tranche A Note.

          This Note is the Tranche A Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of February 10, 2006 (said agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement"), between the Borrower and the Lender, and the other Loan Documents referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (a) provides for the making of the Tranche A Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the United States Dollar amount first above mentioned (as the same may be adjusted pursuant to the terms of the Credit Agreement), the indebtedness of the Borrower resulting from such Tranche A Loan being evidenced by this Tranche A Note, and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Tranche A Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

          Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.


                                     A-1-1

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

                                        HearUSA, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                     A-1-2

                                                                     EXHIBIT A-2

                             FORM OF TRANCHE B NOTE

U.S. $26,000,000                                        Dated: February 10, 2006

          FOR VALUE RECEIVED, the undersigned, HearUSA, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of SIEMENS HEARING INSTRUMENTS, INC. (the "Lender") the principal sum of TWENTY-SIX MILLION United States Dollars ($26,000,000), or, if less, the aggregate unpaid principal amount of the Tranche B Loan (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

          The Borrower promises to pay interest on the unpaid principal amount of the Tranche B Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

          Both principal and interest are payable in lawful money of the United States of America to the Lender at the Wachovia Bank of North Carolina, in Atlanta, GA (or such other bank as may be deemed by Lender), in immediately available funds. Lender shall record in its books and records the date and amount of all payments made under this note. Lender's books and records of the Tranche B Loan shall be conclusive evidence of the amounts outstanding under this Note in the absence of manifest error.

          This Note is the Tranche B Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of February 10, 2006 (said agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement"), between the Borrower and the Lender, and the other Loan Documents referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (a) provides for the making of the Tranche B Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the United States Dollar amount first above mentioned (as the same may be adjusted pursuant to the terms of the Credit Agreement), the indebtedness of the Borrower resulting from such Tranche B Loan being evidenced by this Tranche B Note, and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Tranche B Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

          Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.


                                     A-2-3

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

                                        HearUSA, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                     A-1-4

                                                                     EXHIBIT A-3

                             FORM OF TRANCHE C NOTE

U.S. $26,000,000                                        Dated: February 10, 2006

          FOR VALUE RECEIVED, the undersigned, HearUSA, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of SIEMENS HEARING INSTRUMENTS, INC. (the "Lender") the principal sum of TWENTY-SIX MILLION United States Dollars ($26,000,000), or, if less, the aggregate unpaid principal amount of the Tranche C Loan (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

          The Borrower promises to pay interest on the unpaid principal amount of the Tranche C Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

          Both principal and interest are payable in lawful money of the United States of America to the Lender at the Wachovia Bank of North Carolina, in Atlanta, GA (or such other bank as may be deemed by Lender), in immediately available funds. Lender shall record in its books and records the date and amount of all payments made under this note. Lender's books and records of the Tranche C Loan shall be conclusive evidence of the amounts outstanding under this Note in the absence of manifest error

          This Note is the Tranche C Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of February 10, 2006 (said agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement"), between the Borrower and the Lender, and the other Loan Documents referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (a) provides for the making of the Tranche C Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the United States Dollar amount first above mentioned (as the same may be adjusted pursuant to the terms of the Credit Agreement), the indebtedness of the Borrower resulting from such Tranche C Loan being evidenced by this Tranche C Note, and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Tranche C Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

          Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.


                                     A-3-5

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

                                        HearUSA, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                     A-1-6

                                                                       EXHIBIT B

                                     FORM OF
                               NOTICE OF BORROWING

                                                         [____________ __], 20__

Siemens Hearing Instruments, Inc.
10 Constitution Avenue
Piscataway, New Jersey 08855
Attention: [____________]

               Re:  HearUSA, Inc.

Ladies and Gentlemen:

          Reference is made to that certain Credit Agreement, dated as of February 10, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and between the undersigned and Siemens Hearing Instruments, Inc. (the "Lender"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

          The undersigned hereby gives you notice, irrevocably, pursuant to [Section 2.02(b)/2.02(c)] of the Credit Agreement that the undersigned hereby requests a [Tranche B Loan/Tranche C Loan] under the Credit Agreement, and in that connection sets forth below the information relating to such [Tranche B Loan/Tranche C Loan] (the "Proposed Borrowing") as required by Section 2.02 of the Credit Agreement:

          (a) The Business Day of the Proposed Borrowing is [________ __], 200[_] (the "Borrowing Date").

          (b) The aggregate amount of the [Tranche B Loan/Tranche C Loan] is $[__________].

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Borrowing Date, before and after giving effect thereto and to the application of the proceeds therefrom:

     (a) The representations and warranties of the Borrower contained in Article IV of the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the Borrowing Date;

     (b) No Default or Event of Default is continuing or will result from the Proposed Borrowing;

     (c) All necessary governmental and material third party approvals required to be obtained by the Borrower and its Subsidiaries in connection with the Proposed Borrowing and the transactions contemplated thereby and by each of the other Loan Documents have been obtained and remain in full force and effect;

     (d) All costs and accrued and unpaid fees and expenses (including, without limitation, legal fees and expenses) required to be paid to the Lender on or before the Borrowing Date, to the extent then due and payable, have been paid;

     (e) The making of the Loan on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently; and

     (f) The terms of the purchase or acquisition and the Acquisition Target to which the [Tranche B Loan/Tranche C Loan] relates meets the guidelines set forth on Schedule I to the Credit Agreement.

                                        Very truly yours,

                                        HearUSA, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                       B-2